Exhibit 99.1

KEN C. TAMBLYN

November 25, 2013

Mr. John P. Laborde, Chairman

Gulf Island Fabrication, Inc.

601 Poydras Street, Suite 1726

New Orleans, LA 70130

Dear Jack:

You will recall that at the time the board was considering adding a stock component and stock ownership requirement to director compensation, I expressed my strong disagreement with the plan being proposed. My concern was that the proposed plan would result in inadequate current cash compensation to directors. That proposal was ultimately amended, and the plan adopted allowed a director to elect to have as much as 50% of the stock award to be withheld by the company and applied to the director’s income tax liability.

At the time the plan was adopted, I advised the company that I wanted 50% of the stock award for 2013, when vested, to be withheld and applied, to my federal income tax liability. I am now advised by the company that it is not able to make such tax withholding. This leaves me in the undesired position of either making an open-market sale of shares (an action which as a director I do not favor) or being left with net-after-tax cash compensation of a negligible amount for a year’s work, which is unreasonable given the responsibilities and liability of a director.

Therefore, I am resigning at this time from the Gulf Island Fabrication, Inc. board of directors due to my disagreement with the board’s policy on directors’ compensation.

Yours truly,

Ken C. Tamblyn

cc: Deborah Kern-Knoblock, Corporate Secretary